Exhibit 99.1

Shea Homes Names Andrew H. Parnes Chief Financial Officer

September 5, 2012

WALNUT, Calif. (September 5, 2012) – Shea Homes, one of the largest homebuilders in the United States, today announced that Andrew H. Parnes has been named Chief Financial Officer effective September 10, 2012. Parnes succeeds Bruce Varker who is retiring effective September 7, 2012.

Prior to joining Shea Homes, Parnes, 54, was Executive Vice President and Chief Financial Officer of Standard Pacific (NYSE: SPF) until 2009. During his nearly 20 year tenure at Standard Pacific, Parnes also served on the board of directors and as the Corporate Controller and Treasurer. Recently, Parnes served as a senior financial consultant for CoreLogic, Inc. (NYSE: CLGX) and as a director on the board of directors of Stanley Martin Homes in Reston, Virginia.

Parnes began his career in public accounting at Arthur Andersen LLP in Orange County. He earned his BSBA with an emphasis in accounting from the University of Arizona.

About Shea Homes

Shea Homes builds new homes in California, Arizona, Nevada, Colorado, Washington, North Carolina and Florida.

With choices to suit homeowners in every stage of life, Shea Homes offers new homes ranging from affordably priced condominiums and townhomes to traditional single-family detached homes and magnificent luxury residences. Shea Homes is proud to be named a J.D. Power 2012 Customer Service Champion and is only one of 50 companies so named in the U.S. For more information about Shea Homes and its communities, please visit the company’s website at http://www.SheaHomes.com